EXHIBIT 10.26

Deborah Wintner
SVP, Chief Human Resources Officer
Stanley Black & Decker, Inc.

October 6, 2025

Agustin Lopez Diaz
[__]

Dear Agustin,

I am pleased to offer you the position of Senior Vice President, Chief Supply Chain Officer at Stanley Black & Decker, Inc. (the “Company”), subject to approval of your appointment by the Company’s Board of Directors (the “Board”). Your compensation package as outlined herein is subject to approval by the Compensation and Talent Development Committee of the Board (the “Compensation Committee”). The terms of your employment may be disclosed (publicly or to a regulator) if advisable and/or requested under applicable law. This is a full-time, salaried exempt position, based in Charlotte, NC. You will report directly to Chris Nelson, President & Chief Executive Officer.

POSITION: Senior Vice President, Chief Supply Chain Officer

BASE SALARY: $750,000 annualized salary, paid monthly

TARGETED START DATE: Your anticipated start date is December 8, 2025. The finalization of your start date will be determined once the contingencies in this offer have been satisfactorily met.

SIGN-ON BONUS: On joining the Company, you will receive a one-time sign-on bonus of $500,000, to be paid in March 2026. Please note all applicable taxes and withholdings will apply to this bonus payment. If, within two years of the date you commence work for Stanley Black & Decker, you voluntarily terminate your employment, or your employment is terminated by the company for violation of company rules, or misconduct, you shall repay the company the full gross amount of this sign-on bonus at the time of such termination.

ANNUAL BONUS INCENTIVE: You will participate in the Corporate Management Incentive Compensation Program per the terms and conditions of the plan. Your target bonus is 85% of your base salary with a 170% maximum of your base salary, payable in the spring following each MICP plan year. Based on your start date, your current year MICP bonus will be prorated, based on final performance results. Your performance metrics will be tied to the Corporate Officer Plan. As a condition of participating in the MICP, you are required to sign and return a restrictive covenant agreement, which is attached to this offer letter.

LONG-TERM INCENTIVES:

Annual Equity Grant: For 2026, you will be eligible to receive annual equity compensation awards with a target grant date value of $1,500,000 (as determined for financial reporting purposes), expected to be comprised of a mix of 50% Performance Share Units (LTIP PSUs), and 25% Restricted Stock Units (RSUs) and 25% Stock Options. The RSUs and Stock Options are expected to vest as to 1/3 per year over three years. The 2026 LTIP PSU program is expected to be tied to specific corporate goals over a three-year performance period. Equity grants are subject to the terms of the Plan and your applicable award agreements.
One-Time Restricted Stock Unit Grant: In addition to the typical annual grants, you will also receive a one- time RSU grant with a fair value of approximately $4,500,000 within 90 days of your start date; this grant will vest 1/3 per year. The RSUs are subject to the terms and conditions set forth in the award agreement and are subject to local tax withholdings.
Long-term incentive grants are subject to review and approval by the Board of Directors. Any RSUs, Stock Options and PSUs granted will be subject to the terms and conditions set forth in the applicable award agreement and are subject to local tax withholdings

RELOCATION: You will be eligible for the Lump Sum Relocation Policy outlined in the enclosed materials. You will receive a lump sum of $100,000 via direct deposit, grossed up for taxes. To be eligible for any relocation benefit you must first sign and return the Relocation Expense Agreement, which can be found on the last page of the enclosed Relocation Policy. No relocation benefit will be provided until the Company has received your signed Relocation Expense Agreement.

BENEFITS: You will be eligible for 4 weeks of Paid Time Off (PTO). PTO is subject to the terms of the corporate policy. You will be eligible to enroll in comprehensive health and group benefits coverage, including medical, dental, vision, disability, life and other benefit coverage to best fit the healthcare needs of you and your family. Coverage is effective on the first month following your date of hire. A benefits guide is enclosed with this offer letter; additional benefits information is available at www.sbdbenefitscenter.com/welcome.

You will become eligible for the Stanley Black & Decker Retirement Account Plan ("RAP") on the first of the month following your date of hire. The plan offers a 401K savings vehicle with a competitive fund line-up, to which you can defer on a pre-tax, Roth or after-tax basis, with a company match of 50% on employee pre-tax or Roth contributions of up to 7% of your eligible pay. In addition, regardless of your own contributions to the RAP, Stanley Black & Decker will make a quarterly Core allocation to your account of 2%, 4% or 6% of your eligible pay based on your age (2% to age 39, 4% ages 40-54, and 6% age 55 and above). Beginning next year, you may be eligible to make elective deferrals to the Stanley Black & Decker Supplemental Retirement Account Plan (“SRAP”) which is a non-qualified deferred compensation plan providing highly compensated employees the opportunity to defer compensation over the IRS annual limit. Your current year eligible compensation in excess of the IRS limit under the RAP will be eligible for the quarterly Core contribution under the SRAP this year, however due to IRS deferred compensation regulations you may not defer compensation to the SRAP until the year after you earn more than the IRS highly compensated threshold. SRAP enrollment is held once a year in November for deferrals beginning the following January.

Through the Company’s Employee Stock Purchase Program (ESPP), you may be eligible to purchase company stock through payroll deductions of up to 15% of your base pay annually (capped at $21,250), at a discount. Annual enrollment occurs once a year from November to mid-December. You must have 90 days of employment prior to the close of the annual enrollment period to be eligible to enroll. The annual enrollment period is announced in November of each year.

PERQUISITES: You will be eligible for the following perquisites as described in the enclosed Officer Executive Compensation Booklet.

Executive Life Insurance Program: Death benefit of 3X base salary and retirement cash funding if at the time of termination, you have 10 years of service and are age 55 or older.
Executive Long-Term Disability Insurance: Monthly LTD Benefit for qualifying disabilities equal to up to 60% of Monthly Earnings (a maximum of $35,000 monthly)

Executive Physical Program: An on-site Mayo Clinic annual comprehensive medical examination and appropriate screening
Executive Security Program: Security assessment and installation, enhancement, or activation of video surveillance and intrusion detection capability with an annual allowance not to exceed $15,000.

Executive Financial and Estate Planning Program: Financial planning services with a professional of your choice with an annual allowance up to $15,000.
Corporate Officer Product Program: Eligibility for up to $5,000 per year in Stanley Black & Decker branded products (at standard company cost)

STOCK OWNERSHIP, CHANGE IN CONTROL, AND SEPARATION:

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As an Executive Officer, you will be subject to the attached Stock Ownership Guidelines. The ownership target of Company stock is three times your base salary.

Shortly after the Effective Date, we expect to execute a Change in Control Agreement consistent with the terms provided to similarly situated executed officers of the Company.

Please be aware that your employment at Stanley Black & Decker will be strictly on an “at-will” basis and as such is terminable by either the Company or you at any time and for any reason. Stanley Black & Decker does not recognize any contract of employment in the U.S. unless it is reduced to writing and signed by an Officer of Stanley Black & Decker. Specific terms and conditions of the various benefits are governed by program documents and policies, which are subject to periodic update.

Commencing employment is contingent upon successful:
•Submission of completed Pre-Employment forms, including the Invention and Confidentiality Agreement
•Pre-employment drug screen
•Background Check
•Evidence of your authorization to legally work in the U.S. in accordance with Immigration and Naturalization Act (Form I-9)
•Return of the signed MICP Restrictive Covenant Agreement
•Return of the signed Made in the USA Acknowledgement

Once you commence employment, you will receive some policies pertaining to Human Resources, Compliance, IT, Travel and Security. Upon receipt of these policies, you will be expected to review them thoroughly, sign the acknowledgment forms and return to your Human Resources representative.

We are delighted that you will be joining Stanley Black & Decker! There’s a lot of exciting work to be done and we know that you’ll make a great contribution to our success. If you have any questions, please do not hesitate to call me.

Sincerely,

Deborah Wintner
Senior Vice President, Chief Human Resources Officer Stanley Black & Decker, Inc.

I, Agustin Lopez Diaz , hereby accept the offer of employment as presented above on this _____7_______ day of _____October______ 2025. I understand that this letter sets forth the entire agreement between myself and Stanley Black & Decker regarding my offer of employment and fully supersedes any other agreements, understandings, or promises from any representative of the Company.

Signature: /s/ Agustin Lopez Diaz

Enclosures: Stock Ownership Guidelines, Officer Executive Compensation Booklet, Invention and Confidentiality Agreement; Background Check Consent Form; Benefits Guide; Restrictive Covenant Agreement; Made in the USA Acknowledgement, Lump Sum Relocation Policy
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